As filed with the Securities and Exchange Commission on June 4, 2010.
Registration No. 333-

United States
Securities and Exchange Commission
Washington, D.C. 20549
__________________________________

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

ENB FINANCIAL CORP
(Exact Name of Registrant As Specified In Its Charter)

Pennsylvania	25-0661129
(State or other jurisdiction of	(I.R.S. Employer
Incorporation or organization)	Identification No.)

31 East Main Street
Post Office Box 457	17522
Ephrata, Pennsylvania	(Zip Code)
(Address of principal executive offices)
_____________________________________________________

ENB Financial Corp
2010 Non-Employee Directors’ Stock Plan
(Full title of the plan)
_____________________________________________________

Aaron L. Groff, Jr., President and Chief Executive Officer	Copies To:
ENB Financial Corp	Erik Gerhard, Esquire
31 East Main Street	Mark Worley, Esquire
Post Office Box 457	BYBEL RUTLEDGE LLP
Ephrata, Pennsylvania 17522	1017 Mumma Road, Suite 302
(717) 733-4181	Lemoyne, Pennsylvania 17043
(Name, address, including zip code, and telephone	(717) 731-1700
number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer	[ ]		Accelerated filer	[ ]
Non-accelerated filer	[ ]	(Do not check if smaller	Smaller reporting company	[X]
reporting company)

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered1	Proposed maximum offering price per unit2	Proposed maximum aggregate offering price2	Amount of registration fee
Common Stock, $0.20 par value	50,000	$19.78	$989,000	$70.52

(1)	Plus such additional number of shares as may become issuable by operation of the anti-dilution provisions of the plan.
(2)
Estimated solely for purposes of determining the registration fee.  The proposed maximum aggregate offering price per share has been computed pursuant to Rule 457(c) based upon the average of the bid and asked prices of the shares as of June 1, 2010.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.                      Plan Information.

As permitted by the rules of the Securities and Exchange Commission (the “SEC”), this registration statement omits the information in Item 1 of Part I of Form S-8.

Item 2.                      Registration Information and Employee Plan Annual Information.

As permitted by the rules of the SEC, this registration statement omits the information in Item 2 of Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                    Incorporation of Documents by Reference.

ENB Financial Corp (the “Corporation”) incorporates the following documents by reference into this registration statement as filed with the SEC:

1.	The Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on March 25, 2010;

2.	The Corporation’s Quarterly Report on Form10-Q for the quarter ended March 31, 2009, filed with the SEC on May 14, 2010; and

3.	The Corporation’s Current Reports on Form 8-K filed with the SEC on January 15 and 28, April 29 and May 5, 2010.

All documents filed by the Corporation pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, after the date of this registration statement and prior to the filing of a post-effective amendment indicating that all securities offered have been sold or which deregisters all remaining unsold securities, are incorporated by reference into this registration statement and become a part hereof from the date of filing such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement automatically updates, modifies and supersedes the registration statement.

Item 4.                    Description of Securities.

Common Stock

Authorized Capital.  The authorized capital stock of the Corporation consists of 12,000,000 shares of common stock, $0.20 par value.

Voting Rights.  Each share of common stock entitles its holder to one vote on all matters upon which shareholders have the right to vote.  In addition, unless otherwise provided by law or in the Corporation’s articles of incorporation or bylaws, the affirmative vote of the holders of a majority of the shares having voting powers present at a shareholders’ meeting, in person or represented by proxy, shall decide any question brought before such meeting.

Classification of the Board of Directors.  The board of directors is divided into three classes with each class serving staggered three-year terms.  Shareholders can cumulate their votes in the election of directors.

Preemptive Rights.  The Corporation’s common stock does carry preemptive subscription rights.

Liquidation.  In the event of liquidation, dissolution, or winding up of the Corporation, the holders of common stock are entitled to share in all assets remaining after payment of liabilities on a pro rata basis.

Liability for Further Assessments.  The Corporation’s shareholders are not subject to further assessments on their shares of common stock.

Sinking Fund Provision.  The common stock does not require a separate capital reserve maintained to pay shareholders with preferential rights for their investment in the event of liquidation or redemption.  However, in the future, the Corporation may issue preferred shares that require such a fund, in which case legal restrictions may require the Corporation to maintain the fund prior to paying dividends.  The Corporation is not presently authorized to issue preferred shares.

Redemption or Conversion Rights.  The holders of common stock do not have a right of redemption, which is the right to sell their shares back to the Corporation, nor do they have a right to convert their shares to other classes or series of stock, such as preferred stock.

Dividends.  Each shareholder is entitled to receive dividends that may be declared by the board of directors out of legally available funds.

Under the Pennsylvania Business Corporation Law, the Corporation may not pay a dividend if afterwards:

-	The Corporation would be unable to pay its debts as they become due, or

-	The Corporation’s total assets would be less than its total liabilities plus an amount needed to satisfy any preferential rights of shareholders.

In order for the Corporation to pay a cash dividend to shareholders, the Corporation’s subsidiary, The Ephrata National Bank, must first pay a dividend to the Corporation.  As a result, the legal restrictions on The Ephrata National Bank’s dividend payments under the National Bank Act also affects the Corporation’s ability to pay dividends.  The National Bank Act provides that dividends may be declared by the board of directors and paid from the net profits of The Ephrata National Bank as the board of directors shall judge expedient.

In addition, the ability of The Ephrata National Bank to pay dividends may be affected by the various minimum capital requirements and the capital and noncapital standards under the Federal Deposit Insurance Corporation Improvement Act of 1991 (the “FDICIA”).  Further, the Office of the Comptroller of the Currency is authorized under the FDICIA to determine, under certain circumstances relating to the financial condition of The Ephrata National Bank, that the payment of dividends would be an unsafe or unsound practice and prohibit payment thereof.

Anti-Takeover Provisions in Articles, Bylaws and Pennsylvania Law

The Corporation’s articles of incorporation and bylaws contain a number of provisions that could be considered anti-takeover in purpose and effect.  These provisions generally permit the board of directors to have as much flexibility as possible to issue additional shares, without prior shareholder approval, for proper corporate purposes, including financing, acquisitions, stock dividends, stock splits, and employee incentive plans.  However, these additional shares may also be used by the board of directors to deter future attempts to gain control over the Corporation.

Supermajority Vote for Approval of Extraordinary Transactions.  No merger, consolidation, liquidation, or dissolution of the Corporation nor any action that would result in the sale or other disposition of all or substantially all of the assets of the Corporation shall be valid unless first approved by the affirmative vote of at least two-thirds of the outstanding shares of common stock of the Corporation.  This provision ensures that any extraordinary corporate transaction would occur only if it receives a clear mandate from the shareholders.

Classified Board of Directors.  The Corporation’s bylaws provide that the board of directors be divided into three classes with each class serving staggered three-year terms.  In any given year, only a minority of directors are elected to the board of directors.  A classified board has the effect of moderating the pace of any change in control of the board of directors by extending the time required to elect a majority of the directors to at least two successive annual meetings.

Authorization to Consider Various Factors in Tender Offers.  Another anti-takeover provision in the Pennsylvania corporate law relevant to the Corporation enables the board of directors to oppose a tender offer on the basis of factors other than economic benefit to shareholders, such as:

-	the impact the acquisition of the Corporation would have on the community;

-	the effect of the acquisition upon shareholders, employees, depositors, suppliers and customers, and

-	the reputation and business practices of the tender offer.

This provision permits the Corporation to recognize our responsibilities to these constituent groups of the Corporation and its subsidiaries and to the communities that they serve.  Pennsylvania corporate law specifically authorizes this type of provision.

Item 5.                    Interests of Named Experts and Counsel.

No disclosure is required under this item because the Corporation did not employ named experts or counsel on a contingent basis.

Item 6.                    Indemnification of Directors and Officers.

The Pennsylvania Business Corporation Law (the “BCL”) provides that Pennsylvania corporations shall have the power, under specified circumstances, to indemnify any person who is or was a representative of the corporation in connection with actions, suits or proceedings brought against them by third parties and in connection with actions or suits by or in the right of the corporation, by reason of the fact that they were or are such representatives, against expenses (including attorney’s fees) and, in the case of actions, suits or proceedings brought by third parties, against judgments, fines and amounts paid in settlement actually and reasonably incurred in any such action, suit or proceedings.  Further, the BCL provides that Pennsylvania corporations must indemnify a representative of the corporation who is successful on the merits or otherwise in defense of any such actions or proceedings against expenses reasonably incurred.

The bylaws of the Corporation provides indemnification or reimbursement for reasonable expenses actually incurred by directors or officers.  However, indemnification or reimbursement shall not be provided where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.  Further, indemnification or reimbursement shall not be provided for compromise settlement without approval of the court, shareholders or board of directors.

The Corporation may pay expenses incurred in defending any action or proceeding for which indemnification may be available in advance of the final disposition of the action or proceeding upon a receipt of an undertaking by or on behalf of the person to repay the amount if it is ultimately determined that the person is not entitled to be indemnified by the Corporation.

Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by the Corporation.

Item 7.                    Exemption From Registration Claimed.

Not applicable.

Item 8.                    Exhibits.

Exhibit
Number                  Description

5                               Opinion of Bybel Rutledge LLP.
10                             ENB Financial Corp 2010 Non-Employee Directors’ Stock Plan.
23.1                          Consent of S.R. Snodgrass A.C.
23.2                          Consent of Bybel Rutledge LLP (included in Exhibit 5).
24                             Power of Attorney of Directors and Officers (included on signature page).

Item 9.                    Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the borough of Ephrata, Commonwealth of Pennsylvania on June 4, 2010.

ENB Financial Corp
(Registrant)

By:	/s/ Aaron L. Groff, Jr.
Aaron L. Groff, Jr.
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Aaron L. Groff, Jr., Paul W. Wenger and Scott E. Lied, and each of them, his true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this registration statement and to file the same, will all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Capacity	Date

/s/ Aaron L. Groff, Jr.	President and Chief Executive	June 4, 2010
Aaron L. Groff, Jr.	Officer and Director
(Principal Executive Officer)

/s/ Scott E. Lied	Chief Financial Officer	June 4, 2010
Scott E. Lied	(Principal Financial and
Accounting Officer)

/s/ Willis R. Lefever	Director	June 4, 2010
Willis R. Lefever

/s/ Donald Z. Musser	Director	June 4, 2010
Donald Z. Musser

/s/ Susan Y. Nicholas	Director	June 4, 2010
Susan Y. Nicholas

/s/ Bonnie R. Sharp	Director	June 4, 2010
Bonnie R. Sharp

Director
J. Harold Summers

/s/ Mark C. Wagner	Director	June 4, 2010
Mark C. Wagner

/s/ Paul W. Wenger	Director	June 4, 2010
Paul W. Wenger

/s/ Paul M. Zimmerman, Jr.	Director	June 4, 2010
Paul M. Zimmerman, Jr.

/s/ Thomas H. Zinn	Director	June 4, 2010
Thomas H. Zinn

INDEX TO EXHIBITS

Exhibit
Number	Description

5	Opinion of Bybel Rutledge LLP.
10	ENB Financial Corp 2010 Non-Employee Directors’ Stock Plan.
23.1	Consent of S.R. Snodgrass A.C.
23.2	Consent of Bybel Rutledge LLP (included in Exhibit 5).
24	Power of Attorney of Directors and Officers (included on signature page).